                     [NATIONAL CITY CORPORATION LETTERHEAD]

                                  EXHIBIT 99.1
                                  ------------



    FOR MORE INFORMATION CONTACT:                               News Release

                             Dan Shingler
                             Media Relations Officer
                             National City Communications
                             (216) 575-2441

                              FOR IMMEDIATE RELEASE

      NATIONAL CITY STOCKHOLDERS AUTHORIZE INCREASE IN CORPORATION'S
      --------------------------------------------------------------
       CAPITAL STOCK, ELECT 18 DIRECTORS, APPROVE INDEPENDENT AUDITORS
       ---------------------------------------------------------------

         CLEVELAND -- April 14, 1997-- National City Corporation (NYSE:NCC) stockholders at their annual meeting today in Cleveland, authorized the Corporation to increase the number of shares of its capital stock from 355,000,000 to 705,000,000.

         In recommending the authorization of new stock, National City's board of directors stated that it was advisable to have the shares available to be used in connection with possible acquisitions, equity financing arrangements, payments of stock dividends or other stock distributions, employee stock incentive programs, dividend reinvestment programs, or other general corporate purposes.

         National City Chairman and Chief Executive Officer David A. Daberko did not address specific plans for the potential new stock, but did discuss key corporate initiatives aimed at further improving National City's performance.

         The initiatives, addressing such issues as National City's organizational structure, business development and technology investments, will "raise the bar a notch or two, to ensure an even higher degree of excellence in our overall performance," Mr. Daberko said.

         As previously reported, National City achieved record earnings of $736.6 million, or $3.27 per share, in 1996. The Corporation today reported record earnings of $196.1 million, or 87 cents per share, for the first quarter of 1997.

         Among the initiatives Mr. Daberko discussed in detail were the Corporation's plans to consolidate its five Ohio banks under a single charter. That consolidation should be completed by early 1998, he said.

         William E. MacDonald III has been selected to serve as president and chief executive officer of the new consolidated bank and Gary Glaser will serve as its chairman, Mr. Daberko said. Currently, Mr. MacDonald is chairman, president and CEO of National City Bank in Cleveland and Mr. Glaser is president and CEO of National City Bank of Columbus.

         The change in structure will make it easier for commercial and retail customers to bank with National City throughout the Corporation's Ohio markets, while still leaving underwriting, product pricing and other decision-making authority in the hands of local bank executives, Mr. Daberko said.

         Mr. Daberko also discussed National City's plans to invest in technology that will allow it to make better use of customer information. The company is developing a data warehouse, which will allow it to better analyze customer data in order to target product marketing efforts toward the needs of individual customers. The data warehouse is an extension of our successful database marketing program and will be fully operational this year, something National City can easily accomplish because all of its subsidiary banks already gather and process customer information on a single system, Mr. Daberko said. "We are ahead of nearly all of our competitors in this regard and we have the edge when it comes to developing and implementing this exciting new sales tool," Mr. Daberko noted.

         Lastly, Mr. Daberko discussed National City's plans to develop a wealth management strategy to better serve clients with annual incomes of more than $60,000. Herbert R. Martens, chief executive officer of National City's brokerage and investment banking firm, NatCity Investments Inc., has been named to lead this effort. Mr. Daberko said that Mr. Martens will work closely with Jeffrey M. Biggar, who developed National City's Private Client Group in 1996, to serve other high-net-worth customers with teams of financial experts and relationship managers.

PROFILE OF NATIONAL CITY CORPORATION
-------------------------------------

         National City Corporation is a $51 billion diversified financial services company based in Cleveland, Ohio. National City operates banks and other financial service subsidiaries principally in Ohio, Kentucky, Indiana and Pennsylvania. National City can be found on the World Wide Web at http://www.national-city.com.


                                      ###